                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                               OLYMPIC STEEL, INC.
             (Exact name of registrant as specified in its charter)

             OHIO                                             34-1245650
(State or other jurisdiction of                            (I.R.S. employer
incorporation or organization)                          identification number)


                               5096 Richmond Road
                           Bedford Heights, Ohio 44146
                    (Address of principal executive offices)

                               OLYMPIC STEEL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                             -----------------------

                                Michael D. Siegal
                Chairman of the Board and Chief Executive Officer
                               Olympic Steel, Inc.
                               5096 Richmond Road
                           Bedford Heights, Ohio 44146
                                 (216) 292-3800
          (Name, address, and telephone number, including area code, of agent for service)

                             -----------------------

                         CALCULATION OF REGISTRATION FEE

                                                    Proposed maximum        Proposed maximum
 Title of securities to       Amount to be         offering price per      aggregate offering          Amount of
     be registered             registered                share                    price            Registration Fee

Common Stock, without       1,000,000 shs.(1)            $4.34(2)              $4,340,000               $399.28
par value

(1)  Maximum number of shares available for purchase under the Plan.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which are on file with the Securities and Exchange Commission (the "SEC"), are incorporated herein by reference: (a) Olympic Steel, Inc. (the "Registrant") Annual Report on Form 10-K for the year ended December 31, 2001 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"); (b) the Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2002 filed pursuant to Section 13(a) of the 1934 Act; and (c) a description of the Registrant's Common Shares set forth in the Registrant's Registration Statement on Form 8-A filed with the SEC on January 31, 1994.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

         Not Applicable

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Marc H. Morgenstern, a principal of the law firm of Kahn, Kleinman, Yanowitz & Arnson, Co., L.P.A., is the Secretary of the Registrant and is the trustee of various trusts for the benefit of the Chief Executive Officer's children that owns 51,000 shares of Common Stock. In addition, certain attorneys in the law firm own shares of Common Stock.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under certain circumstances provided in Article V of the Registrant's Amended and Restated Code of Regulations and subject to Section 1701.13 of the Ohio General Corporation Law (which sets forth conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any director or officer or any former director or officer of the Registrant against losses, damages, or liabilities reasonably incurred by such director or officer by reason of the fact that he is or was such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. The Registrant maintains liability insurance for all of its directors and officers. This insurance also insures the Registrant against amounts payable to indemnify directors and officers, subject to policy limits and retention amounts.

         Under the Ohio General Corporation Law, a director's liability to the Registrant or its shareholders for damages is limited to only those situations where it is proved by clear and convincing evidence that the director's action or failure to act was undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant, and those situations involving unlawful loans, asset distributions, dividend payments or share repurchases. As a result, shareholders may be unable to recover monetary damages against directors for actions which constitute gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable

Item 8.  EXHIBITS

         The Exhibits to the Registration Statement are listed in the Exhibit Index on page 7 of this Registration Statement.

Item 9.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act") each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the twenty-fourth day of July, 2002.

July 24, 2002                       OLYMPIC STEEL, INC.

                                    By:  /s/ Richard T. Marabito
                                         ---------------------------------------
                                         Richard T. Marabito,
                                         Chief Financial Officer and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

July 24, 2002                                /s/ Michael D. Siegal
                                    --------------------------------------------
                                    Michael D. Siegal,
                                    Chairman of the Board and Chief Executive
                                    Officer

July 24, 2002                                /s/ David A. Wolfort
                                    --------------------------------------------
                                    David A. Wolfort,
                                    President, Chief Operating Officer and
                                    Director

July 24, 2002                                /s/ Richard T. Marabito
                                    --------------------------------------------
                                    Richard T. Marabito,
                                    Chief Financial Officer and Treasurer
                                    (Principal Accounting Officer)

July 24, 2002                                /s/ Martin H. Elrad
                                    --------------------------------------------
                                    Martin H. Elrad, Director

July 24, 2002                                /s/ Thomas M. Forman
                                    --------------------------------------------
                                    Thomas M. Forman, Director

July 24, 2002                                /s/ James B. Meathe
                                    --------------------------------------------
                                    James B. Meathe, Director

July 24, 2002                                /s/ Suren A. Hovsepian
                                    --------------------------------------------
                                    Suren A. Hovsepian, Director

         The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-8 pursuant to the Powers of Attorney executed by the above-named Officers and Directors of the Registrant and which are being filed herewith with the Securities and Exchange Commission on behalf of such officers and directors.



By:    /s/ Richard T. Marabito                                   July 24, 2002
    ------------------------------------------
       Richard T. Marabito, Attorney-in-Fact

                               OLYMPIC STEEL, INC.

                                INDEX TO EXHIBITS

EXHIBIT    DESCRIPTION

5.1 Opinion of Kahn, Kleinman, Yanowitz & Arnson, Co., L.P.A., as to the legality of Common Stock being registered
23.1       Consent of Arthur Andersen LLP
23.2 Consent of Kahn, Kleinman, Yanowitz & Arnson, Co., L.P.A. (included in Exhibit 5.1)
24.1       Directors and Officers Powers of Attorney




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